                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PUSUANT TO 13d-2(b)
                             (Amendment No._____)*


                           DA Consulting Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   233027101
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)

---------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO. 233027101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Woodbourne Discretionary Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Isle of Man
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          629,034
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          629,034
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      629,034
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      9.60%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      TRUST
------------------------------------------------------------------------------

  CUSIP NO. 233027101
            ---------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Worcester Discretionary Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Isle of Man
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          631,092
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          631,092
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      631,092
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      9.63%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      TRUST
------------------------------------------------------------------------------

                              Page 3 of 11 Pages

  CUSIP NO. 233027101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Amicable Discretionary Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      Isle of Man
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          693,200
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          693,200
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      693,200
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      10.58%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      TRUST
------------------------------------------------------------------------------

                              Page 4 of 11 Pages

  CUSIP NO. 233027101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Roger G. Barrs (Trustee)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      British Isles
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,953,326
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,953,326
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,953,326
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      29.81%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

                              Page 5 of 11 Pages

  CUSIP NO. 233027101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      John A. Cowan (Trustee)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      British Isles
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          1,953,326
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          1,953,326
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,953,326
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
11

      29.81%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

                              Page 6 of 11 Pages

ITEM 1(A).     NAME OF ISSUER:

               DA Consulting Group, Inc. (the "Issuer")

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               5847 San Felipe, Suite 3700
               Houston, Texas  77057

ITEM 2(A).     NAME OF PERSON(S) FILING:

               The Trusts:*
                    Woodbourne Discretionary Trust
                    Amicable Discretionary Trust
                    Worcester Discretionary Trust

               The Trustees:
                    Roger G. Barrs, Trustee
                    John A. Cowan, Trustee

               *(hereinafter, collectively referred to as, the "Trusts")

ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               The Trusts have an address c/o:

               Roger G. Barrs, Trustee
               John A. Cowan, Trustee
               Victory House, 7th Floor
               Prospect Hill
               Douglas, Isle of Man
               British Isle  1M1 1E0

               The Trustees have an address at:

               Victory House, 7th Floor
               Prospect Hill
               Douglas, Isle of Man
               British Isle  1M1 1E0

ITEM 2(C).     CITIZENSHIP

               The Trusts:    Isle of Man
               The Trustees:  British Isles


                              Page 7 of 11 Pages

ITEM 2(D).     TITLE OF CLASS OF SECURITIES.

               Common Stock, par value $0.01 per share

ITEM 2(E).     CUSIP NUMBER

               233027101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          Not applicable.

ITEM 4.   OWNERSHIP

     (A)  AMOUNT BENEFICIALLY OWNED:

                                                           Shares of Common
                                                                Stock
          The Trusts:
             Woodbourne Discretionary Trust                    629,034
             Amicable Discretionary Trust                      693,200
             Worcester Discretionary Trust                     631,092

          The Trustees:                                      1,953,326*

          * Mr. Barrs and Mr. Cowan own the same shares as co-trustees of the Trusts. However, each Trust holds its shares independently and all investment decisions made with respect to each Trust are made independently.

     (B)  PERCENT OF CLASS:

                                                            % of ownership
          The Trusts:
             Woodbourne Discretionary Trust                       9.60%
             Amicable Discretionary Trust                        10.58%
             Worcester Discretionary Trust                        9.63%

          The Trustees:                                          29.82%*

          * Mr. Barrs and Mr. Cowan own the shares as co-trustees of the Trusts. However, each Trust holds its shares independently and all investment decisions made with respect to each Trust are made independently.


     (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:


                              Page 8 of 11 Pages

           (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                                        Shares of Common
                                                              Stock
               The Trusts:
                    Woodbourne Discretionary Trust            629,034
                    Amicable Discretionary Trust              693,200
                    Worcester Discretionary Trust             631,092

               The Trustees:                                1,953,326*

               * Each of Mr. Barrs and Mr. Cowan, as co-trustees of the Trusts, has the sole power to vote the shares of each Trust.


          (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               0

         (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                                        Shares of Common
                                                              Stock
               The Trusts:
                    Woodbourne Discretionary Trust            629,034
                    Amicable Discretionary Trust              693,200
                    Worcester Discretionary Trust             631,092

               The Trustees:                                1,953,326*

               * Each of Mr. Barrs and Mr. Cowan, as co-trustees of the Trusts, has the sole power to dispose of the shares of each Trust.

          (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               0

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.


                              Page 9 of 11 Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable

ITEM 10.       CERTIFICATION

               Not applicable.


                              Page 10 of 11 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 24, 1999
-------------------------------------
(Date)                        WOODBOURNE DISCRETIONARY TRUST

                              By:     /s/ Roger G. Barrs
                                    --------------------------------------
                                    Roger G. Barrs
                                    Trustee

                              By:     /s/ John A. Cowan
                                    --------------------------------------
                                    John A. Cowan
                                    Trustee

                              AMICABLE DISCRETIONARY TRUST

                              By:      /s/ Roger G. Barrs
                                     --------------------------------------
                                     Roger G. Barrs
                                     Trustee

                              By:      /s/ John A. Cowan
                                     --------------------------------------
                                     John A. Cowan
                                     Trustee

                              WORCESTER DISCRETIONARY TRUST

                              By:      /s/ Roger G. Barrs
                                     --------------------------------------
                                     Roger G. Barrs
                                     Trustee

                              By:      /s/ John A. Cowan
                                     --------------------------------------
                                     John A. Cowan
                                     Trustee

                                       /s/ Roger G. Barrs
                                     --------------------------------------
                                     Roger G. Barrs


                                       /s/ John A. Cowan
                                     --------------------------------------
                                     John A. Cowan


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


                              Page 11 of 11 Pages